EXHIBIT 99.2

MASTER SERVICER COMPLIANCE CERTIFICATE

The Bank of New York, as Indenture Trustee c/o BNY Midwest Trust Company 2 North LaSalle Street, Suite 1020 Chicago, IL 60602	CIT Education Loan Trust 2005-1 c/o Chase Bank USA, National Association 500 Stanton Christiana Road, FL3/OPS4 Newark, Delaware 19713

Pursuant to Sections 3.5(g) and 12.1 of the Indenture of Trust dated as of June 1, 2005, by and among CIT Education Loan Trust 2005-1, The Bank of New York, as Indenture Trustee and The Bank of New York, as Trust Eligible Lender Trustee, as amended (the “Indenture”), and Section 7(1) of the Master Servicing Agreement dated as of June 1, 2005 among CIT Education Loan Trust 2005-1, Education Lending Services, Inc. and The Bank of New York as Trust Eligible Lender Trustee (the “Master Servicing Agreement”) the undersigned hereby certifies that (i) a review of the activities of Education Lending Services, Inc., as Master Servicer (the “Master Servicer”) under the Master Servicing Agreement for the period from June 1, 2005 through December 31, 2005 has been made under the supervision of the undersigned and (ii) to the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Master Servicing Agreement throughout such period.

March 28, 2006	/s/ Perry D. Moore
Perry D. Moore
Executive V.P. and CFO
Education Lending Services, Inc.